Exhibit 8.1

May 14, 2024

Harley-Davidson Customer Funding Corp. 222 West Adams Street, Suite 3100 Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel for Harley-Davidson Customer Funding Corp., a Nevada corporation (the “Company”), as depositor of the Harley-Davidson Motorcycle Trust 2024-A (the “Trust”), a statutory trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust, National Association, as owner trustee, in connection with the preparation of a Registration Statement on Form SF-3 (Registration No. 333-262475), including the prospectus constituting a part thereof, that became effective on February 28, 2022 (as so amended, the “Registration Statement”), the preliminary prospectus dated May 8, 2024, and the final prospectus dated May 14, 2024 (collectively, the “Prospectus”) filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Trust of asset-backed notes described in the Prospectus (the “Securities”). As described in the Prospectus, the Securities will be issued on or about May 22, 2024 by the Trust pursuant to an indenture between the Trust and Citibank, N.A., as indenture trustee. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Prospectus.

We have examined the question of whether the Securities will have the tax treatment described in the Prospectus. Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinion. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. Furthermore, our opinion assumes that all the transactions contemplated by the Prospectus will be consummated in accordance with the terms of the Prospectus.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

1.	the Securities, assuming they are issued in accordance with the Prospectus, will have the federal income tax treatment described in the Prospectus; and

ATLANTA | AUSTIN | BOSTON | CHARLOTTE | CHICAGO | CINCINNATI | CLEVELAND | COLUMBUS | DALLAS
DENVER | DETROIT | HOUSTON | LONDON | LOS ANGELES | MIAMI | NAPLES | NEW YORK | PALO ALTO
PHILADELPHIA | PRINCETON | SALT LAKE CITY | SEATTLE | WASHINGTON D.C. | WILMINGTON

Harley-Davidson Customer Funding Corp.

May 14, 2024

2.	we hereby adopt and confirm the information appearing under the caption “Material United States Federal Income Tax Consequences” in the Prospectus and confirm that it represents our opinion with respect to the matters discussed therein.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to a reference to this firm (as counsel to the Registrant) under the headings “Prospectus Summary—Tax Status”, “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ FisherBroyles, LLP

FisherBroyles, LLP